Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF METHES ENERGIES INTERNATIONAL LTD.

(For Profit Nevada Corporation)

(Pursuant to NRS 78.403)

Methes Energies International Ltd. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Nevada (the “NRS”), does hereby certify as follows:

            1. The name of the Corporation is Methes Energies International Ltd. The Corporation was originally incorporated under the name Global Biodiesel Ltd. The original Articles of Incorporation of the Corporation were filed with the office of the Secretary of State of the State of Nevada on June 27, 2007.

            2. These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation (the “Board”) and approved by stockholders of the Corporation in accordance with NRS Sections 78.315, 78.320 and 78.390

            3. These Amended and Restated Articles of Incorporation amend and restate the entire text of the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”). The Articles of Incorporation are hereby amended and restated to read as follows:

1. Name: The name of the corporation is Methes Energies International Ltd. (the “Corporation”).

2. Purpose: The purpose of the Corporation shall be to engage in any lawful business.

3. Duration: The duration of the Corporation shall be perpetual.

4. Shares: The total number of shares which the Corporation shall have the authority to issue is 85,000,000 shares, of which 75,000,000 shares shall be common stock, with a par value of $0.001 per share (the “Common Stock”), and 10,000,000 shares shall be series preferred stock, with a par value of $0.001 per share (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series with such designations, preferences and relative participating, optional, conversion or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Board of Directors of the Corporation (the “Board”) providing for the issuance of such Preferred Stock or series thereof; and the Board is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof, and to determine whether such dividends shall be cumulative or not, and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock or other securities of the Corporation, and fix the voting Power, if any, of shares of Preferred Stock or any series thereof.

Effective as of 12:01 AM on June 11, 2012 (the “Effective Date”), the Corporation implemented a reverse split of its Common Stock pursuant to which each 3.835 shares of Common Stock then outstanding, which were the only voting securities of the Corporation then outstanding, were automatically reclassified into one share of Common Stock (the “Reverse Stock Split”). The par value of a share of Common Stock remained unchanged after the Reverse Stock Split at $0.001 per share. Any fractional interests resulting from such reclassification were rounded-down to the nearest full share.

From and after the Effective Date: (i) the amount of capital represented by the Common Stock immediately after the Effective Date was the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law; and (ii) the total number of shares of all classes of capital stock which the Corporation has authority to issue remained unchanged.

5. Participation Rights:  No holder of any of the shares of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the Corporation may issue or sell, whether or not such shares are exchangeable for any shares of the Corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the Corporation as originally filed, or by any amendment thereof, or out of shares of the Corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the Corporation, as such holder, have any right to purchase or subscribe for any obligations which the Corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the Corporation any shares of any class or classes.

6. Compromise, Arrangement or Reorganization: When a compromise or arrangement is proposed between the Corporation and its creditors or any class of them or between the Corporation and its stockholders or any class of them, a court of equity jurisdiction within the state, on application of the Corporation or of a creditor or stockholder thereof, or on application of a receiver appointed for the Corporation pursuant to the provisions of Section 78.600 of the NRS or on application of trustees in dissolution or of any receiver or receivers appointed for the Corporation pursuant to provisions of Section 78.590 of the NRS, may order a meeting of the creditors or class of creditors or of the stockholders or class of stockholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the stockholders or class of stockholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, and also on the Corporation.

7. Management: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors that the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

(b) After the original or other By-Laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 78.120 of the NRS, and after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board; provided, however, that any provision for the classification of directors of the Corporation for staggered terms shall be set forth in a By-Law adopted by the stockholders of the Corporation entitled to vote unless provisions for such classification shall be set forth in these Articles of Incorporation.

(c) Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of these Articles of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph 2 of Section 78.390 of the NRS shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof the right to vote upon the increase or decrease in the number of authorized shares of said class.

8. Personal Liability: A director or officer shall not be personally liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

9. Indemnification:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the NRS requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the NRS for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

 (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

 (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NRS.

10. From time to time any of the provisions of these Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed on this 27th day of June 2012.

METHES ENERGIES INTERNATIONAL LTD.

By: /s/ Michel G. Laporte Name: Michel G. Laporte Title: Chief Executive Officer